NEWS	Exhibit 99.1

Mark W. Seymour, Jr.
Vice President, Investor Relations
(813) 830-5311

Bloomin’ Brands, Inc. Announces First Quarter Adjusted Diluted Earnings Per Pro Forma Share of $0.50 and GAAP Diluted Earnings Per Share of $0.50; Raises Full-Year 2013 Guidance for Adjusted Diluted Earnings Per Share From at Least $1.06 to at Least $1.10

TAMPA, Fla., April 30, 2013 - Bloomin’ Brands, Inc. (Nasdaq:BLMN) today reported financial results for the first quarter ended March 31, 2013.

Key highlights for the first quarter include the following:

•
First quarter Adjusted diluted earnings per pro forma share were $0.50 per share, an increase of 2.0% from the same period in 2012. First quarter Diluted earnings per share were $0.50 per share, an increase of 6.4% from the same period in 2012.

	THREE MONTHS ENDED MARCH 31,
	2013	2012	$ Change
Diluted earnings per share	$0.50	$0.47	$0.03
Adjustments (1)	—	0.02	(0.02)
Adjusted diluted earnings per pro forma share (1)	$0.50	$0.49	$0.01
_________________

(1)
See Reconciliations of Non-GAAP Measurements to U.S. GAAP Results included later in this release. Adjustments for the first quarter of 2012 primarily relate to the refinancing of long-term debt including the related loss on extinguishment as well as management fees and expenses. Adjusted diluted earnings per pro forma share in 2012 gives pro forma effect to the issuance of shares in the initial public offering (“IPO”) as if they were all outstanding on January 1, 2012.

•	Total revenues for the first quarter of 2013 increased by 3.5% to $1.1 billion.

•
Blended domestic comparable restaurant sales for Company-owned restaurants for the first quarter grew by a reported 1.6% (2.4% when adjusted for the impact of trading day) for the Company’s four core concepts. The increase was driven by a 2.2% traffic increase.

•
For the first quarter of 2013, restaurant level operating margins (calculated as Restaurant sales less Cost of sales, Labor and other related costs and Other restaurant operating expenses) were 18.4% as a percentage of Restaurant sales, a decrease of 50 basis points from the same quarter in 2012.

•
Adjusted income from operations was $96.9 million in the first quarter of 2013 as compared to $99.5 million for the same period in 2012, a decrease of $2.6 million. Income from operations for the first quarter of 2013 was $96.9 million as compared to $90.4 million for the same quarter of the prior year.

•
Adjusted net income attributable to Bloomin’ Brands, Inc. in the first quarter of 2013 increased to $63.2 million as compared to $59.6 million for the same period in 2012. Net income attributable to Bloomin’ Brands, Inc. for the first quarter of 2013 was $63.2 million as compared to $50.0 million for the same period in 2012.

•
During the first quarter of 2013, the Company opened 10 new Company-owned locations: seven Bonefish Grill restaurants, one domestic Outback Steakhouse restaurant and two international Outback Steakhouse restaurants in Korea. In addition, 15 Company-owned restaurant renovations were completed during the quarter.

“We were quite pleased with the way we closed the first quarter, despite a challenging start to the year for the entire casual dining segment,” said Elizabeth Smith, Chairman of the Board and CEO. “We made further gains in market share which demonstrates the resiliency of our brands and the strength of our strategy to drive sustainable growth.”

First Quarter 2013 Financial Results

The following summarizes the Company’s results for the first quarter ended March 31, 2013 compared to the same quarter in the prior year:

•
Total revenues increased 3.5% to $1.1 billion versus the same quarter in 2012. This increase was primarily due to additional revenues from the opening of 44 new restaurants not included in the Company’s comparable restaurant sales base and an increase in comparable restaurant sales at existing restaurants. The comparable restaurant sales increase was driven by increases in customer traffic and modest menu price increases which were partially offset by unfavorable winter weather conditions and loss of the additional day in February due to Leap Year in 2012. The increases in customer traffic resulted from selective daypart expansion across certain concepts, innovations in menu, service, promotions and operations across the portfolio and renovations at additional Outback Steakhouse locations. In addition, Total revenues were impacted by the closing of eight restaurants since March 31, 2012.

•	Blended domestic comparable restaurant sales for Company-owned restaurants grew 1.6% for the Company’s four core concepts. Results for Company-owned restaurants, by concept, were as follows:

THREE MONTHS ENDED MARCH 31, 2013	COMPANY- OWNED
Domestic comparable restaurant sales (stores open 18 months or more)
Outback Steakhouse	2.5%
Carrabba’s Italian Grill	(1.7)%
Bonefish Grill	0.5%
Fleming’s Prime Steakhouse and Wine Bar	5.0%

•
The number of weekdays and weekend days in a given reporting period can impact the Company’s reported comparable restaurant sales. During the first quarter of 2013, the trading day impact on blended domestic comparable restaurant sales for Company-owned restaurants was (0.8)%, mainly attributable to Leap Day in February of 2012. Exclusive of the trading day impact, the first quarter blended domestic comparable restaurant sales for Company-owned restaurants would have been approximately 2.4%.

•
Restaurant level operating margins were 18.4% in the current quarter as compared to 18.9% in the first quarter of 2012, or a 50 basis point decrease.  This decrease was primarily attributable to increased food inflation, additional labor expense associated with increased employee wage rates and training for new restaurant openings, higher occupancy costs due to the sale-leaseback transaction in March 2012 and increased advertising expense. The decrease was partially offset by leveraging of average unit volumes, modest menu price increases, productivity initiative savings and lower costs associated with deferred compensation plans.

•
Adjusted operating income as a percentage of Total revenues for the first quarter decreased 50 basis points to 8.9% as compared to 9.4% in the first quarter of 2012. The decrease was driven primarily by lower restaurant level operating margins and an increase in general and administrative expenses (on an adjusted basis). The increase in general and administrative expenses was mainly attributable to approximately $4.0 million of costs associated with the Company’s annual managing partner conference which shifted from the second quarter in 2012 to the first quarter in 2013 and additional stock-based compensation. The decrease in Adjusted operating income was partially offset by reduced impairment expense.

Recent Events and Other Information

On April 10, 2013, the Company’s wholly-owned subsidiary, OSI Restaurant Partners, LLC (“OSI”), completed the repricing of its existing $1.0 billion senior secured term loan B facility. The repricing represents an interest rate reduction of 125 basis points and, based on current market interest rate conditions, is expected to reduce annual cash interest expense by approximately $12.0 million, before considering future principal payments. The pre-tax cash interest expense impact in 2013 is expected to be approximately $9.0 million. The maturity date for the term loan B remains October 26, 2019, and no changes were made to the financial covenants or scheduled amortization. Pursuant to the terms of the existing credit agreement, the Company was required to pay a one-time 1.0% prepayment penalty of approximately $10.0 million.

In April 2013, the Company decided to accelerate its restaurant relocation plan primarily related to the Outback Steakhouse brand. This decision was based on meaningful sales increases experienced at test locations that were relocated in 2012. This will be a multi-year program with approximately 10 to 20 restaurants targeted for relocation in 2013. We expect that some of these restaurants will not be completed until 2014 and that the additional expenses would be in the range of approximately $4.0 million to $8.0 million in the current year.

Fiscal 2013 Financial Outlook

The Company is updating the following expectations for the full-year 2013:

•	Comparable restaurant sales growth of at least 2.0% with positive traffic.

•
Adjusted net income attributable to Bloomin’ Brands, Inc. from at least $136.0 million to at least $141.0 million and GAAP net income attributable to Bloomin’ Brands, Inc. from at least $136.0 million to at least $165.0 million. The GAAP net income attributable to Bloomin’ Brands, Inc. assumes the potential release of the valuation allowance on deferred tax assets of at least $40.0 million during 2013 and a $14.0 million to $17.0 million charge associated with the repricing of the Company’s senior secured term loan B facility.

•
Based on the revised expectations for Adjusted and GAAP net income attributable to Bloomin’ Brands, Inc., Adjusted diluted earnings per share from at least $1.06 to at least $1.10 and GAAP diluted earnings per share from at least $1.06 to at least $1.28.

•	Incorporated in the increase in full-year Adjusted diluted earnings per share guidance of at least $1.10 is a second quarter estimate for Adjusted diluted earnings per share of at least $0.21.

•
For the full-year 2013, the adjusted effective income tax rate is expected to range from 20.0% to 22.0%. The tax rate favorability in the first quarter was due to timing that is expected to reverse in the second quarter of 2013.

•	Additional expenses associated with the restaurant relocation plan would be in the range of approximately $4.0 million to $8.0 million for 2013.

•	Full-year 2013 interest expense of approximately $74.0 million which is approximately $9.0 million less than previously anticipated.

Conference Call

The Company will host a conference call on Wednesday, May 1, 2013 at 9:00 AM ET. The conference call can be accessed live over the telephone by dialing (877) 941-8416 or (480) 629-9808 for international callers. A replay will be available beginning two hours after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 4613929. The replay will be available until Wednesday, May 8, 2013. The call will also be webcast live from the Company’s website at http://www.bloominbrands.com under the Investors section. A replay of this webcast will be available on the Company’s website, after the call.

About Bloomin’ Brands, Inc.

The Company is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has five founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse and Wine Bar and Roy’s, with all except Roy’s considered core concepts. The Company owns and operates 1,275 restaurants and has 203 restaurants operating under a franchise or joint venture arrangement across 48 states, Puerto Rico, Guam and 19 countries as of March 31, 2013. For more information, please visit www.bloominbrands.com.

Forward-Looking Statements

Certain statements contained herein, including statements under the headings “Recent Events and Other Information” and “Fiscal 2013 Financial Outlook,” are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “feels,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include, but are not limited to: local, regional, national and international economic conditions; consumer confidence and spending patterns; price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; weather, acts of God and other disasters; the potential release of the deferred tax asset valuation allowance, and the timing of any such release; the seasonality of the Company’s business; inflation or deflation; increases in unemployment rates and taxes; increases in labor and health insurance costs; competition and changes in consumer tastes and the level of acceptance of the Company’s restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues; consumer perception of food safety; demographic trends; the cost of advertising and media; government actions and policies; interest rate changes, compliance with debt covenants and the Company’s ability to make debt payments; the availability of credit presently arranged from the Company’s revolving credit facilities; and the future cost and availability of credit. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its Form 10-K filed with the Securities and Exchange Commission on March 4, 2013.  The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Note: Numerical figures included in this release have been subject to rounding adjustments.

BLOOMIN’ BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED
	MARCH 31,
	2013	2012
	(unaudited)	(unaudited)
Revenues
Restaurant sales	$1,082,356	$1,045,466
Other revenues	9,894	10,160
Total revenues	1,092,250	1,055,626
Costs and expenses
Cost of sales	349,989	335,859
Labor and other related	299,867	293,501
Other restaurant operating	233,809	218,965
Depreciation and amortization	40,196	38,860
General and administrative	72,491	76,002
Provision for impaired assets and restaurant closings	1,896	4,435
Income from operations of unconsolidated affiliates	(2,858)	(2,404)
Total costs and expenses	995,390	965,218
Income from operations	96,860	90,408
Loss on extinguishment of debt	—	(2,851)
Other (expense) income, net	(217)	54
Interest expense, net	(20,880)	(20,974)
Income before provision for income taxes	75,763	66,637
Provision for income taxes	10,707	12,805
Net income	65,056	53,832
Less: net income attributable to noncontrolling interests	1,833	3,833
Net income attributable to Bloomin’ Brands, Inc.	$63,223	$49,999

Net income	$65,056	$53,832
Other comprehensive income:
Foreign currency translation adjustment	(4,532)	3,149
Comprehensive income	60,524	56,981
Less: comprehensive income attributable to noncontrolling interests	1,833	3,833
Comprehensive income attributable to Bloomin’ Brands, Inc.	$58,691	$53,148

Earnings per share:
Basic	$0.52	$0.47
Diluted	$0.50	$0.47
Weighted average common shares outstanding:
Basic	121,238	106,332
Diluted	126,507	107,058

Supplemental Balance Sheet Information (in thousands):

	MARCH 31, 2013	DECEMBER 31, 2012
	(unaudited)
Cash and cash equivalents (1)	$217,469	$261,690
Net working capital (deficit) (2)	(146,838)	(203,566)
Total assets	2,954,393	3,016,553
Total debt, net	1,464,861	1,494,440
Total stockholders’ equity	298,739	220,205
_________________

(1)	Excludes restricted cash.

(2)
The Company has, and in the future may continue to have, negative working capital balances (as is common for many restaurant companies). The Company operates successfully with negative working capital because cash collected on restaurant sales is typically received before payment is due on its current liabilities and its inventory turnover rates require relatively low investment in inventories. Additionally, ongoing cash flows from restaurant operations and gift card sales are used to service debt obligations and for capital expenditures.

Reconciliations of Non-GAAP Measurements to U.S. GAAP Results (unaudited)

In addition to the results provided in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), the Company provides non-GAAP measures which present operating results on an adjusted or pro forma basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include Adjusted income from operations, Adjusted net income attributable to Bloomin’ Brands, Inc., Adjusted diluted earnings per share and Adjusted diluted earnings per pro forma share. These non-GAAP measures are not measurements of the Company’s operating or financial performance under U.S. GAAP and should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Adjusted income from operations, Adjusted net income attributable to Bloomin’ Brands, Inc., Adjusted diluted earnings per share and Adjusted diluted earnings per pro forma share are non-GAAP measures calculated by eliminating from income from operations, net income and diluted earnings per share the impact of items that are not considered indicative of ongoing operations. The Company provides these adjusted operating results because it believes they are useful for investors to assess the operating performance of the business without the effect of certain adjustments. For the periods presented, the non-GAAP adjustments include transaction-related expenses for the refinancing of long-term debt, management fees paid to the management company associated with the Company’s sponsors and founders, losses incurred on the extinguishment of long-term debt and the tax effect of these items. In addition, Adjusted diluted earnings per pro forma share gives effect to the issuance of shares in the Company’s IPO as if they were all outstanding on January 1, 2012.

The use of these measures permits a comparative assessment of the Company’s operating performance relative to its performance based on U.S. GAAP results, while isolating the effects of certain items that vary from period to period without correlation to core operating performance or that vary widely among similar companies. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are unusual or infrequent. In the future, the Company may incur expenses or generate income similar to the adjusted items. The Company further believes that the disclosure of these non-GAAP measures is useful to investors as they form the basis for how the Company’s management team and Board of Directors evaluate the Company’s performance including for achievement of objectives under the Company’s cash and equity compensation plans. By disclosing these non-GAAP measures, the Company believes that it is providing for investors a greater understanding of, and an enhanced level of transparency into, the means by which the management team operates the business.

Reconciliations of Non-GAAP Financial Measures - Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Diluted Earnings Per Pro Forma Share

The following table reconciles Adjusted income from operations, Adjusted net income attributable to Bloomin’ Brands, Inc., Adjusted diluted earnings per share and Adjusted diluted earnings per pro forma share, for the three months ended March 31, 2013 and 2012 to their respective most comparable GAAP measures (in thousands, except per share amounts):

	THREE MONTHS ENDED
	MARCH 31,
	2013	2012
Income from operations	$96,860	$90,408
Transaction-related expenses (1)	—	6,761
Management fees and expenses (2)	—	2,326
Adjusted income from operations	$96,860	$99,495

Net income attributable to Bloomin’ Brands, Inc.	$63,223	$49,999
Transaction-related expenses (1)	—	6,761
Management fees and expenses (2)	—	2,326
Loss on extinguishment of debt (3)	—	2,851
Total adjustments, before income taxes	—	11,938
Income tax effect of adjustments (4)	—	(2,291)
Net adjustments	—	9,647
Adjusted net income attributable to Bloomin’ Brands, Inc.	$63,223	$59,646

Diluted earnings per share	$0.50	$0.47
Adjusted diluted earnings per share	$0.50	$0.56
Adjusted diluted earnings per pro forma share	$0.50	$0.49

Diluted weighted average common shares outstanding	126,507	107,058
Pro forma IPO adjustment (5)	—	14,197
Pro forma diluted weighted average common shares outstanding (5)	126,507	121,255
_________________

(1)	Transaction-related expenses primarily relate to costs incurred in association with the refinancing of the 2012 CMBS loan.

(2)
Represents management fees, out-of-pocket expenses and certain other reimbursable expenses paid to a management company owned by the sponsors and founders under a management agreement with the Company. In accordance with the terms of an amendment, this agreement terminated immediately prior to the completion of the Company’s IPO in August 2012.

(3)
Loss on extinguishment of debt is related to the extinguishment of the previous CMBS loan in connection with New Private Restaurant Properties, LLC, a wholly-owned subsidiary of Bloomin’ Brands, Inc., entering into the 2012 CMBS loan.

(4)	Income tax effect of adjustments for the three months ended March 31, 2012 was calculated using the projected full-year effective tax rate of 19.2%.

(5)	Gives pro forma effect to the issuance of shares in the IPO as if they were all outstanding on January 1, 2012. There is no effect of this adjustment for the three months ended March 31, 2013.

Comparative Store Information

The table below presents the number of the Company’s restaurants in operation at the end of the periods indicated:

	MARCH 31,
	2013	2012
Number of restaurants (at end of the period):
Outback Steakhouse
Company-owned—domestic (1)	663	670
Company-owned—international (1)	117	110
Franchised—domestic	106	106
Franchised and joint venture—international	89	81
Total	975	967
Carrabba’s Italian Grill
Company-owned	234	230
Franchised	1	1
Total	235	231
Bonefish Grill
Company-owned	174	151
Franchised	7	7
Total	181	158
Fleming’s Prime Steakhouse and Wine Bar
Company-owned	65	64
Roy’s
Company-owned	22	22
System-wide total	1,478	1,442
____________________

(1)
One Company-owned restaurant in Puerto Rico that was previously included in Outback Steakhouse (international) is now included in Outback Steakhouse (domestic). The prior period has been revised to conform to the current period presentation.

SOURCE: Bloomin’ Brands, Inc.